Exhibit (k)
January 29, 2024
Board of Directors
Thrivent Financial for Lutherans
600 Portland Ave. S., Suite 100
Minneapolis, MN 55415-4402
RE:
Thrivent Variable Life Account I
1933 Act File No. 333-31011
1940 Act File No. 811-08289
CIK# 0001039305
Directors:
This opinion is furnished in connection with the filing of Post-Effective Amendment No. 31 by Thrivent Financial for Lutherans (“Thrivent”), as depositor, and the Thrivent Variable Life Account I (the “Variable Account”), as registrant, of the above-described Form N-6 registration statement (“Registration Statement”) under the Securities Act of 1933, as amended, (the “1933 Act”). The filing also constitutes Post-Effective Amendment No. 60 to the Registration Statement under the Investment Company Act of 1940, (the “1940 Act”). The Registration Statement covers certain units of interest in the Variable Account pursuant to individual variable life insurance contracts (“Contracts”) described therein.
I am an attorney of Thrivent. I am familiar with the legal organization of Thrivent and have reviewed all statements, records, instruments and documents that I have deemed necessary to examine for purposes of this opinion. I am of the opinion that:
1.
Thrivent is a fraternal benefit society organized under the laws of the State of Wisconsin;
2.
The Variable Account is duly organized under the provisions of the Wisconsin Insurance Code as a variable account under which income, gains or losses, realized or unrealized, from assets allocated to the Variable Account, are credited or charged against the Variable Account under the terms of the Contracts without regard to other income, gains or losses of Thrivent;
3.
The portion of the assets held in the Variable Account equal to the reserves and other applicable Contract liabilities with respect to the Variable Account are not chargeable with liabilities arising out of any other business Thrivent may conduct; and
4.
The Contracts have been duly authorized by Thrivent, and the securities registered by the Registration Statement will, when sold in a manner contemplated by the Registration Statement, be legally issued and represent binding obligations of Thrivent in accordance with the terms of the Contracts.
I hereby consent to the use of this opinion as an exhibit to the Registration Statement. I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Respectfully,
/s/ Heather J. Thenell
Heather J. Thenell, J.D.
Director, Senior Counsel